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                                                                   EXHIBIT 10.58

                            FULL SERVICES AGREEMENT

     This Agreement is made by McLeodUSA, and Prodigy, effective July 1, 2001 ("Effective Date"). McLeodUSA and Prodigy may also be referred to as the "Parties" or "Party" as the context allows.

In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the Parties agree as follows:

1.   Purpose.    The following terms and conditions apply to the provision and
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use of Services provided to Prodigy by McLeodUSA as the primary provider of
Services as described in any attached addenda, exhibits, schedules and other documents which are specifically made a part of the Agreement. The Agreement replaces all prior agreements and understandings, whether written or oral, and specifically the Full Service Agreement, dated June 24, 1997, the Transition Services Agreement, dated June 24, 1997, and the Sublease Agreement, dated June 24, 1997. The Agreement Amendment for Internet Access Service Interconnection between Prodigy Internet Services, Inc., and Splitrock dated May 31, 2000 (GSP Amendment), as amended on July 10, 2000 (now Exhibit A to this Agreement), the Second Agreement Amendment for Special 800 Number Service dated May 30, 2000 between Prodigy Communications Corporation and Splitrock Services, Inc. (now Exhibit B to this Agreement), the Third Amendment between Prodigy Communications Corporation, and Splitrock Services, Inc., dated July 10, 2000 (now Exhibit C to this Agreement), and the May 3, 2000 letter agreement concerning prices for OC-3 connections for Prodigy's Yorktown Heights data center as provided for in
Section 28, remain in full force and effect. McLeodUSA will become Prodigy's preferred nationwide dial access provider exclusive of Prodigy's agreements with Southwestern Bell Corporation, provided that acceptable network performance is maintained as required by the Agreement.

2.   Defined Terms.    The following terms are used as defined. The definitions
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apply not only to this document but to any referenced or incorporated attachments .

"Agreement," means this document titled Full Services Agreement and any attached addenda, exhibits, schedules or other documents specifically referred to and incorporated.

"End User," means a subscriber services provided by Prodigy, that are supported by this Agreement, including services where Prodigy is the retailer or wholesale provider of such services.

"Equipment," means a machine, including its features, conversions, upgrades, elements, or accessories, or any combination of them. Equipment includes all McLeodUSA Equipment either owned or provided by McLeodUSA. This term excludes Programs.

"Materials," means work products (such as programs, program listings, programming tools, documentation, reports, and drawings) that we may deliver to you during a project. This term does not include Programs.

"McLeodUSA," means McLeodUSA Information Services, Inc., and any references to Splitrock or Splitrock Services, Inc.

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"NAP," means a Network Access Point.

"POP," means a McLeodUSA point of presence.

"Prodigy," means Prodigy Communications Limited Partnership, and any reference to Prodigy Communications Corporation or Prodigy Internet Services, Inc.

"Product," means a Program or Equipment.

"Program," means the following, including features and any whole or partial copies: (a) machine-readable instructions; (b) a collection of machine-readable data, such as a database; and (c) related licensed materials, including documentation and listings, in any form. The term "Program" includes a McLeodUSA Program and any non-McLeodUSA Program that McLeodUSA may provide to you. The term does not include licensed internal code or Materials.

"Services," means the network services we will provide, as more particularly described in Section 23 of this Agreement. Any new or additional service not contemplated by this Agreement will not be a part of this Agreement until the terms, conditions, and prices of the service are confirmed in a Transaction Document. Services provided to you under this Agreement shall include reports, surveys and analysis reasonably required to fulfill the purposes of this Agreement, which shall not be subject to any additional charge.

"System," means the Services and Products that McLeodUSA identifies in writing as a System.

"Transaction Document," means a document or documents provided by McLeodUSA before a business transaction under the Agreement occurs that confirms the details of the transaction, and which will not be effective unless and until the Parties agree in writing to its contents.

"User Identification," means a code or codes that enable authorization or access to programs, data or equipment through Services.

"Yorktown Heights," means Prodigy's data center located in Yorktown Heights, New York.

3.   Term.    This Agreement is in effect for thirty-six (36) months from the
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Effective Date. The Agreement will automatically renew for successive one (1)
year terms beginning July 1, 2004, and each July 1 thereafter, unless a Party provides written notice of termination at least six (6) months prior to the end of the then current term. However, if McLeodUSA is acquired by any of the following entities or their affiliates or successors (AT&T, MCI WorldCom, AOL/Time Warner, Earthlink, Sprint or Microsoft), Prodigy in its sole discretion has the right to accelerate termination of this agreement upon ninety (90) days prior written notice.

4.   Orders for Services or a Product.    Prodigy may order Services or a
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Product in writing delivered by hand, mail or facsimile. The order is accepted and becomes subject to this Agreement when McLeodUSA provides Prodigy with a Transaction Document, which accepts expressly and precisely the terms of the order. Prodigy shall indicate its acceptance of any additional terms in a Transaction Document or attachment by signing the document and returning it to McLeodUSA.

5.   Electronic Communications.    The Parties may communicate with the other
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by electronic means for information purposes only, such as through electronic or
Prodigy

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Mail. Any electronic communication must be followed by written confirmation or be telecopied in order to be binding on either party. Documents, which include handwritten signatures, may be transmitted by telecopier, and shall be deemed binding without the need for original signatures, although original signature copies are preferred.

6.   Prices.    By executing this Agreement, Prodigy commits to pay McLeodUSA
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minimum monthly revenue of four million five hundred thousand dollars ($4.5M) in the following manner: (a) a fixed, recurring one million dollars ($1M) network access charge regardless of traffic or usage, and (b) a traffic or usage based charge of three million five hundred thousand dollars ($3.5M). The traffic or usage based revenue will be calculated on market specific hourly rates and minimum traffic or usage commitments per POP as provided for in Schedule 25.1 to this Agreement. Schedule 25.1 may be modified from time to time consistent with this Agreement. If new products or services are added, the prices will be stated in the applicable Transaction Document. Unless specifically agreed to in writing, no additional charges shall be imposed or incurred for Services under this Agreement. McLeodUSA shall provide Services to Prodigy at prices no less favorable than similar Services are sold to any other customer of McLeodUSA under similar terms and conditions governed by the customer's credit worthiness, the term of the Services, pricing structure, geographic coverage, perfomance requirements, and related credits and minimum financial commitments (in aggregate and by POP). NAP fees previously charged by McLeodUSA under prior agreements will be discontinued upon the Effective Date of this Agreement.

7.  Payment and Taxes.    (a) Prodigy shall pay:  (1) usage and recurring
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charges as provided for in the Agreement; and (2) all other charges when or after they are incurred. Amounts due are payable as specified in the invoice, which invoice shall be consistent with the terms of this Agreement.

(b) Prodigy agrees to pay any tax on the Services provided except as provided below. Prodigy is responsible for personal property taxes for each Product purchased and each Program licensed to you from the date the Product or Program is shipped or otherwise made available. Prodigy shall be responsible for sales, use, property, and other taxes on machines, software, or goods and services provided by it.

(c) McLeodUSA shall be responsible for payment of sales, use, property, and other taxes on machines, software, or goods and services used or furnished by McLeodUSA for its own use in providing the Services to Prodigy. All taxes incurred in connection with the upgrade of the network to ATM switching, or any other upgrade, whether mandatory or voluntary, shall be the sole responsibility of McLeodUSA.

(d) Taxes, as used in this Agreement, shall not include any FCC charges or other charges payable to any government organization other than a taxing authority, all of which McLeodUSA shall pay.

(e) McLeodUSA shall make reasonable efforts to provide invoices on or before the tenth day of the month following the monthly period being invoiced and Prodigy agrees to pay invoices within thirty (30) days of the invoice date. Prodigy agrees to make payment by wire funds transfer. If Prodigy fails to make payments by the applicable invoice date, it agrees to pay a service charge equal to the lesser of 1.5% per month or the maximum allowable rate under applicable law on each unpaid amount.

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8.  Patents and Copyrights.    (a) Claim. For purposes of this Section only, the
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term "Product" includes Materials alone or in combination with Products provided as a System. If a third party claims that a Product McLeodUSA provides to Prodigy infringes that party's patent or copyright, McLeodUSA will defend
Prodigy against that claim. McLeodUSA will pay all costs, damages, and attorney's fees, provided that Prodigy: (1) promptly notifies McLeodUSA in writing of the claim; and (2) with its full cooperation, allows McLeodUSA to control the defense of any claim and any related settlement negotiations. At Prodigy's option and at its cost, Prodigy may retain its own counsel to advise it with regard to the cooperative efforts with McLeodUSA. If a claim is made or appears likely to be made, McLeodUSA will take reasonable steps, and Prodigy agrees to permit McLeodUSA to do so, to enable Prodigy to continue to use the Product, or to modify it, or replace it with one that is at least functionally equivalent. If McLeodUSA determines that none of these alternatives is reasonably available, Prodigy agrees to return the Product to McLeodUSA upon written request and McLeodUSA may terminate the affected Product at no further charge to Prodigy, in which case McLeodUSA will refund to Prodigy the unused prorata portion of any advance payments for the Product.

(b) PRODIGY AGREES THAT ITS RIGHTS, AS PROVIDED BY THIS SECTION REGARDING ANY CLAIM OF INFRINGEMENT ARE LIMITED AND THE REMEDIES IN THIS SECTION WILL BE YOUR SOLE AND EXCLUSIVE REMEDY FOR ANY SUCH CLAIM.

(c) Notice of Infringement. All notices of patent or copyright infringement
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permitted or required by this Agreement will be in writing and will take effect upon receipt.

(d) Claims for Which McLeodUSA is Not Responsible. McLeodUSA has no obligation
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regarding any claim to the extent it is based on any of the following:  (1)
Prodigy's modification of a Product, or a Program's use with equipment and programs other than the Equipment and Programs with which the Program is designed to operate; (2) the combination, operation, or use of a Product with any product, data, or apparatus that McLeodUSA did not provide unless McLeodUSA had written notice and acknowledged in writing receipt of notice that the intended use of the Product was for a use with a product, data, or apparatus we did not provide; or (3) infringement by a non-McLeodUSA Product alone, as opposed to its combination with Products McLeodUSA provides as a System.

9.  Limitation of Liability.    (a) Circumstances may arise where, because of a
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McLeodUSA default or other liability, Prodigy is entitled to recover damages.
Except for indemnification and failure to meet performance standards and service level credits, in each such instance, regardless of the basis on which Prodigy is entitled to claim damages, McLeodUSA is liable only for: (1) payments referred to in our patent and copyright section described above; (2) bodily injury (including death), and damage to real property and tangible personal property; and (3) the amount of any other actual loss or damage, in excess of $100,000 or the charges (if recurring or usage, 12 months' charges apply) for the Service or Product that is the subject of the claim. This limit also applies to any McLeodUSA subcontractors, agents and Program developers. It is the maximum for which McLeodUSA, its subcontractors, agents and program developers are collectively responsible.

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(b) Items for Which Neither Party is Liable. Under no circumstances are either
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Party or its subcontractors, agents or Program developers liable for any of the following: (1) third-party claims against a Party for losses or damages (other than those under (a)(1) and (a)(2) in this Section) except for willful acts or acts of gross negligence; (2) loss of, or damage to, records or data except for any actual loss or damage willfully and intentionally caused by a Party or caused by gross negligence, subject to the limitation contained in (a)(3) of this Section; or (3) economic consequential damages (including lost profits or savings) or incidental damages, even if either Party is informed of their possibility.

(3) EACH PARTY AGREES THAT ITS RIGHTS ARE LIMITED BY THIS SECTION, THAT THE LIMITATIONS PROVIDED HEREIN ARE FAIR AND EQUITABLE, AND EACH PARTY HEREBY WAIVES ANY RIGHT OR REMEDY IT MAY HAVE FOR THE RECOVERY OF ANY OTHER DAMAGES.

10.  Additional Rights.    Prodigy may have additional rights under certain laws
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(such as consumer laws) which do not allow the exclusion of implied warranties, or the exclusion or limitation of certain damages. If these laws apply, McLeodUSA's exclusions or limitations may not apply to Prodigy.

11.  Geographic Scope.    All of your rights, all our obligations, and all
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licenses are valid only in the fifty (50) United States.

12.  Governing Law.    This Agreement shall be governed by and interpreted under
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the laws of the state which is the domicile of the party who is an initial defendant in any action or the party upon whom an initial demand for arbitration is served. Any action or arbitration proceeding shall be brought in the state or federal courts located in that same state.

13.  Notices.    All notices or other communications shall be deemed to have
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been given when made in writing and either: (a) delivered in person; (b)
received within twenty-four (24) hours after delivery to an agent, such as an overnight or similar delivery services; all delivery services prepaid; or (c) received within 72 hours after deposited in the United Sates mail, postage prepaid, and addressed as follows:

McLeodUSA                               Prodigy
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McLeodUSA Information                   Prodigy Communications,
Services, Inc.                          Limited Partnership
15 East 5th Street                      6500 River Place Boulevard
Suite 1800                              Building III
Tulsa, OK  74103                        Austin, TX  78730
ATTN:  Contract Administration          ATTN:  President

With copies to:
---------------
McLeodUSA Telecommunications            Prodigy's General Counsel
Services, Inc.                          Same address as above
Attn: Law Group
McLeodUSA Technology Park
P.O. Box 3177
Cedar Rapids, IA 52406-3177

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Or at such other addresses as the Parties may from time to time in writing designate.  If notice is provided by overnight mail, the address is 6400 C
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Street SW, Cedar Rapids, Iowa 52404.  Except where the context otherwise
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indicates, all notices and documents shall be deemed to have been given on the day received.

14.  Financial Covenants.    From the Effective Date and during the term of this
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Agreement, McLeodUSA covenants and agrees that it will:

(a)  Provide financial and other information consisting of:  (1) Annual
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Financial Reports. Provide upon request of Prodigy a copy of McLeodUSA's 10-K
------------------
filed with the SEC. In addition, McLeodUSA shall provide immediate notice to Prodigy in the event that it receives an qualified opinion concerning its ability to continue as a going concern and/or the likelihood of any substantial impairment of its assets. In the event that McLeodUSA ceases to be a public company required to file a 10-K, then within ninety (90) days after the close of each calendar year, a balance sheet as of the end of McLeodUSA's fiscal year, a statement of operations and statement of cash flows.

(2) Quarterly Financial Statements. Provide upon request of Prodigy a copy of
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McLeodUSA's latest 10-Q filed with the SEC.  In the event that McLeodUSA ceases to be a public company required to file a 10-Q, then within ninety (90) days after the close of each quarter, a balance sheet as of the end of the quarter, a statement of operations and statement of cash flows.

(3) Payables.  Not later than forty-five (45) days after the close of each
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calendar quarter, beginning with the quarter commencing July 1, 2001, a total of amounts which are due and payable and have not been paid by their contractual due date, and a list of each creditor to which payments over $500,000 are due.

(4) Taxes.  Prompt payment without interest or penalty, all taxes, assessments
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and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon McLeodUSA, except to the extent being contested in good faith and furnish Prodigy evidence of such payment on a quarterly basis within forty-five (45) days after the close of each calendar quarter.

(5) Liens and Litigation.  Notice, within ten (10) days of receipt of notice of
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any lien or lawsuit which is threatened or pending against McLeodUSA and which involves a claim in excess of $1,000,000.

(6) Projections.  Within thirty (30) days after receipt of forecasts required by
    ------------
the Agreement for each applicable quarter, plans and projections for income, expenses, capital receipt and expenditure, for the immediately succeeding fifteen (15) month period. Included with the statements to be provided quarterly pursuant to this Section, McLeodUSA shall also provide evidence of results as compared to past projections, which shall also be certified as true by its chief executive or financial officer.

(7) Delisting.  Written notice of any delisting of McLeodUSA stock by the NASDAQ
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stock exchange within ten (10) days from notice of the delisting.

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(8) Confidentiality.  Written notice where McLeodUSA used customer use patterns
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in violation of this Agreement's confidentiality provisions to compete or to assist others to compete against Prodigy.

(b) Maintain valid and effective insurance policies that cover McLeodUSA properties and risks of the business in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to Prodigy's and furnish not later than 45 days after the close of each calendar quarter, beginning with the quarter commencing July 1, 2001, certificates evidencing such insurance. After the receipt of such certificate, Prodigy may request that McLeodUSA obtain additional coverage, consistent with reasonable business practices which McLeodUSA shall obtain.

15.  Headings.    The headings contained herein are inserted for convenience or
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reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

16.  Mutual Responsibilities.    The Parties agree that: (a) neither party
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grants the other the right to use its trademarks, trade names, or other designation in any promotion or publication; (b) all information exchanged by both parties is not confidential unless such information is conspicuously marked as confidential and is managed as otherwise provided for in this Agreement; (c) each Party grants the other only the licenses specified. No other licenses (including licenses under patents) are granted; (d) each Party will promptly notify the other if it becomes aware of any unsafe conditions or hazardous materials to which the other's personnel would be exposed at any of its facilities; (e) NEITHER PARTY WILL BRING A LEGAL ACTION OR REQUEST ALTERNATIVE DISPUTE RESOLUTION MORE THAN TWO YEARS AFTER THE CAUSE OF ACTION AROSE UNLESS SUCH CLAIM IS AS A RESULT OF A THIRD PARTY CLAIM, IN WHICH EVENT THE TWO YEAR PROVISION SHALL NOT APPLY; (f) neither Party is responsible for failure to fulfill its obligations (other than payment obligations) due to causes beyond its reasonable control, including without limitation, acts of God, war, riots, blockades, insurrections, labor disputes, lockouts, earthquakes, fires, storms, lightning, power failures, floods, natural disasters, accidents, new or changed governmental regulations or laws, or other similar events beyond the reasonable control of the party relying on this provision of the Agreement ("Force Majeure"); and (g) each Party will comply with all applicable laws regulations or conventions including those related to data privacy, international communications and exportation of technical or personal data. Each Party is responsible for obtaining all necessary governmental regulatory or statutory approvals for the offering of any services.

17.  McLeodUSA Responsibilities.    McLeodUSA will: (a) not assign, or otherwise
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transfer, this Agreement, or its rights or obligations under it, or delegate its rights or Prodigy's obligations, other than to a McLeodUSA affiliate, without Prodigy's prior written consent, which consent will not be unreasonably withheld, provided, however, that McLeodUSA will be able, without Prodigy's consent, to assign any rights and delegate any duties contained in this Agreement to any entity into which McLeodUSA may be merged or consolidate or which purchases all or substantially all of its assets; (b) obtain, install and maintain suitable equipment as necessary to provide the

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Services; (c) fulfill all regular activity and performance reporting and analysis, including service disruption analysis, periodic audits, and attend and participate actively in monthly status meetings which shall be held no less frequently than monthly between the Parties; and (d) be responsible for data, programs or other material that McLeodUSA provides for use with the Service.

18.  Prodigy Responsibilies.    Prodigy agrees: (a) not to assign, or otherwise
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transfer, this Agreement or Prodigy's rights under it, or delegate Prodigy's rights without prior written consent of McLeodUSA, which consent will not be unreasonably withheld, provided however, that Prodigy will be able, without the consent of McLeodUSA, to assign this Agreement or to assign any rights or delegate any duties contained in this Agreement to an affiliate of Prodigy; (b) to allow McLeodUSA to install mandatory engineering changes (such as those required for safety) on Equipment; (c) that it is responsible for the results obtained from the use of the Services and Products; (d) to provide McLeodUSA with sufficient, and safe access to Prodigy facilities for McLeodUSA to fulfill its obligations during reasonable hours and under such conditions as Prodigy may reasonably impose; (e) to control and be responsible for issuance of User Identifications and their distribution to End Users; (f) to be responsible for data, programs, or other material that Prodigy provides for use with a Service;
(g) that McLeodUSA has no liability to those whom Prodigy authorizes to access a service; (h) that McLeodUSA is not responsible for any data or text not generated by McLeodUSA, including the content and accuracy, which is received, routed or sent as a result of the Services McLeodUSA provides; and (i) that McLeodUSA is free to enter into any agreements with third parties that are similar or dissimilar to this Agreement without Prodigy's consent or approval.

19.  Warranty of Services.    (a) McLeodUSA warrants that it will provide
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Services in a workmanlike manner, consistent with industry standard according to its current Services description contained in the Agreement, any attachment or Transaction Document, and in a manner so that the Services and the network shall be compatible with Prodigy's equipment.

(b) OTHER THAN AS EXPRESSLY PROVIDED IN THE AGREEMENT, MCLEODUSA DISCLAIMS ALL WARRANTIES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGMENT.

20.  Items Not Covered by Warranty.    McLeodUSA does not warrant uninterrupted
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or error-free operation of a Service or Product. McLeodUSA will specifically identify Services and Products that have a warranty, other than as described in this and Section 19, and the terms of that warranty. Unless McLeodUSA specifies otherwise in this Agreement it provides Materials, non-McLeodUSA Services and non-McLeodUSA Products on an "AS IS" basis without any warranty from McLeodUSA. Non-McLeodUSA manufacturers, suppliers, or publishers may provide their own warranties.

21.  Equipment Provided by McLeodUSA.    Any Equipment installed on a Prodigy
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premises for purposes of providing services is and will remain a McLeodUSA asset or that of any lessor, and will not become a fixture or realty.  Any Equipment

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

containing licensed internal code will identified to you. No right, title, or interest in or to the Equipment, or licensed internal code associated with it, or any related planning information, is conveyed to Prodigy although the Equipment is used to provide Services to you.

22.  Confidentiality.    (a) McLeodUSA agrees not to disclose Prodigy
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confidential information, including programs and data transmitted using the
Services and usage forecasts as described in this Agreement, nor shall McLeodUSA disclose or use Prodigy customer private information, such as name, address, credit card or other information which may be transmitted using the Services. Geographic service usage patterns are also considered to be confidential and shall not be used by McLeodUSA to directly compete with Prodigy or to assist others in competing directly with Prodigy. McLeodUSA has no obligation of confidentiality relating to Prodigy or its information which is not confidential or which Prodigy does not conspicuously mark as confidential. McLeodUSA acknowledges that all Prodigy customer information, and information about Prodigy individual customers is confidential. Information that is not confidential includes information which is: (1) either currently publicly available or becomes publicly available in the future without a McLeodUSA breach of any obligation or responsibility described in this Agreement; (2) rightfully received by either Party from a third party, where the information was received without any obligation of confidentiality associated with it; (3) already in a the possession of McLeodUSA without an obligation of confidentiality; (4) independently developed by McLeodUSA; (5) approved for disclosure by Prodigy; or
(6) treated by Prodigy as non-confidential.

(b) McLeodUSA has no liability for any disclosure of information that occurs as the result of its delivery of Prodigy information, at Prodigy's direction and to a recipient Prodigy designates, when the delivery is made in the normal course of Services provisioning (for example, to an incorrect delivery address provided by Prodigy to McLeodUSA). McLeodUSA may disclose information to the extent required by law, but will give Prodigy as much advance notice of such potential disclosure as reasonably possible.

(c) McLeodUSA will handle Prodigy information marked confidential in a confidential manner, and Prodigy will not permit McLeodUSA confidentially marked information to be disclosed. Prodigy is responsible for developing and maintaining reasonable and customary procedures, which will notify Prodigy of any material security breach that affects the Services. Prodigy agrees that any information regarding a McLeodUSA security system will be McLeodUSA confidential information. For the purposes of operation and maintenance, McLeodUSA may use, copy, store, and distribute internally Prodigy information but only to the extent necessary for operation and maintenance. McLeodUSA shall have no such rights with respect to Prodigy customer information, or with respect to information about Prodigy customers. McLeodUSA agrees not to reverse assemble or reverse compile Prodigy information. McLeodUSA will use reasonable procedures, but McLeodUSA does not guarantee that these procedures will prevent the loss, alteration of, or improper access to, Prodigy information. Prodigy agrees that access to Prodigy information will not prohibit or prevent McLeodUSA from developing or marketing any service or product so long as McLeodUSA does not violate the confidential provisions of this Agreement. For transmissions carried over interexchange

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carriers' and local exchange carriers' facilities, McLeodUSA is not responsible for transmission errors, or corruption or security of data.

23.  Services Description.    McLeodUSA will provide Services consisting of the
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following components:  (a) dial access network as described in Section 23.1; and
(b) regional servers connectivity as described in Section 23.2.

23.1  Dial Access Network.  (a) McLeodUSA will provide dial access for data
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transport for Prodigy End Users (for purposes of this section "Service").
McLeodUSA will provide this Service to Prodigy in all locations in which, on the Effective Date of this Agreement, such dial access service already exists.

(b) The Service will be provided to all current dial access locations listed on
Schedule 25.1 to this Agreement plus other locations as McLeodUSA builds, acquires new facilities, or has dial access facilities presently. McLeodUSA may substitute a new POP for an existing POP upon thirty (30) days prior notice of the change and with sixty (60) days simultaneous usage so long as McLeodUSA provides porting of the traffic to the new site. Prodigy may request new sites for local dial access; but McLeodUSA will not be obligated to provide dial access Service in any new dial access location with usage in any month of less than five thousand (5,000) dial hours unless McLeodUSA reviews the location for the new site and approves the creation of a new site at such location, in its sole discretion. Within ninety (90) days of execution of this Agreement, McLeodUSA will evaluate expanding its dial access coverage for all Prodigy customers and provide Prodigy with pricing for such expansion on a per city rate basis. McLeodUSA can modify the site coverage only with Prodigy's permission, unless the modification is for a substitution of existing coverage, in which case McLeodUSA does not need Prodigy's permission but any new access number added must be coordinated with Prodigy so that Prodigy's customers can be given adequate notice of the change. Any new dial access sites added by McLeodUSA for Services will be available to Prodigy, if Prodigy chooses to use them. The Parties agree to discuss within a commercially reasonable timeframe, and from time to time whether they should eliminate any of the POPs identified in
Schedule 25.1 due to underutilization or to provide a reduction in cost to either party. If the Parties agree that those locations should be eliminated, McLeodUSA agrees to arrange for porting of those dial access numbers to another provider of Prodigy's choice when technically and economically feasible.

(c) The Service shall include the receipt of inbound data dial traffic from Prodigy's End Users and the muting of such traffic to another End User, to a regional server, to Prodigy's data center at Yorktown Heights, or to the selected Internet NAPs. McLeodUSA will not support initiating a call to another End User's telephone. McLeodUSA shall, in its sole discretion, decide the number of dial ports it provides to service each site, as well as the method it uses to provide Service to each site provided the grades and performance standards of service as set forth in this Agreement are met. Examples of methods McLeodUSA may use to provide this Service include: (1) a physical site presence with modem ports; or (2) a virtual presence using call forwarding or a foreign exchange.

(d) All new access equipment provided by McLeodUSA will have speed capacity with respect to backbone access, and with respect to End User access, consistent with the service that can and will be provided from that site. McLeodUSA shall be responsible for: (1) inbound communications facilities (such as hunt groups, measured business lines or DID trunks); (2) modem hardware including ports and chassis; and (3) network equipment and communications facilities to transport traffic from the McLeodUSA dial site to other sites, to Prodigy's data center at Yorktown Heights and any NAPs.

(e) McLeodUSA shall transport the dial data traffic to Prodigy via TCP/IP over ATM. McLeodUSA will not change the terms or conditions of a Service without Prodigy's approval, which Prodigy agrees will not be unreasonably withheld.

23.2.  Regional Servers.  Prodigy may provide, maintain and manage regional
-----  -----------------
servers at sites determined by Prodigy, which are to be geographically dispersed and co-located at McLeodUSA network hub sites ("Regional Servers"). Such equipment is limited to that which may be installed in a standard 19" rack per site. Prodigy shall provide, maintain and manage diagnostic equipment, connection equipment that Prodigy may use to connect to McLeodUSA and associated analog phone lines which Prodigy may use to manage Prodigy's Regional Servers. In addition, Prodigy shall provide the electric power cables and the equipment connection cables for the equipment Prodigy provides, including those cables, required to connect Prodigy's equipment to McLeodUSA network equipment. Prodigy also agrees to comply with all safety requirements at each site. Each Regional Server will be Ethernet connected to the McLeodUSA network. Neither McLeodUSA nor any other McLeodUSA customer shall use Prodigy's Regional Servers for any purpose except to support Prodigy's End Users. McLeodUSA shall provide Prodigy with access to McLeodUSA sites for the purpose of maintaining, upgrading and servicing these Regional Servers at no additional cost to Prodigy. Prodigy is responsible for separately procuring from McLeodUSA the upstream connection from the Regional Server. The upstream connection is defined as the network facilities used to transport traffic from the Regional Server to locations other than the source dial node (such as Yorktown Heights or the Internet). Cost for such services will be negotiated if Prodigy wishes to deploy Regional Servers. The Regional Servers will not be included in the service level objectives, as provided in Section 24.

23.3.  V.92 Capability.  McLeodUSA will use commercially reasonable efforts to
-----  ----------------
provide support for v.92 modems within 120 days of an acceptable software release of this feature from Nortel or other modem equipment partner used by McLeodUSA (defined as either acceptable to McLeodUSA or a release that has been commercially deployed) for the current modem platform(s) deployed in the McLeodUSA network. Both parties understand that the above time frame may be extended for hardware or software issues associated with v.92 that may delay implementation.

24.  Performance
---  -----------

24.1  Performance Standards.  McLeodUSA will have performance standards
----  ----------------------
objectives for End User-services as follows:

(a) Individual POP `24-hours' Call Failure Rate. For each individual access
    --------------------------------------------
number given to any End User, the Average 24-hours Call Failure Rate during a month shall not exceed ten percent (10%) for the immediately succeeding two (2) consecutive months and the parties determine that the reason such rate exceeded 10% was not due to Scheduled Maintenance. This Call Failure Rate is based on a minimum sample size of eight thousand (8,000) calls per access number. At least thirty percent (30%) of the subscribers using a particular access number will have IP Insight client loaded in their software.

(b) Individual POP `Evening Hours' (6pm - 12am) Call Failure Rate. For each
    --------------------------------------------------------------
individual access number given to any End User, the Average Evening Hours Call Failure Rate during a month shall not exceed thirteen percent (13%) for the immediately succeeding two (2) consecutive months. This Call Failure Rate is based on a minimum sample size of two thousand (2,000) per access number. At least thirty percent (30%) of the Subscribers using a particular access number have IP Insight client loaded in their software.

(c) Individual POP `24-hours' Latency.  For each POP, the monthly median round
    ----------------------------------
trip ping times shall not be greater than three hundred (300) milliseconds. The measurement is the computed median ping time based on the aggregate of Active Tests within the McLeodUSA Network infrastructure for a month with a minimum sample size of two thousand (2,000) per POP. The POPs to be sampled will be mutually agreed upon and variable, starting with the Inverse Benchmark POPs.

(d) Individual POP `Evening Hours' Latency.  For each POP, the Evening Hours
    ---------------------------------------
monthly median round trip ping times shall not be greater than three hundred fifty (350) milliseconds. The measurement is the computed median ping time based on the aggregate of all Active Tests within the McLeodUSA Network infrastructure for a month with a minimum sample size of four hundred (400) per POP.

(e) Rules Governing Performance Standards.  Performance Standards are based on
    --------------------------------------
an access number by access number basis. Performance Standards are determined upon the accuracy of Prodigy's four-month rolling monthly access number forecast. To the extent that Prodigy's access number forecast is inaccurate by more than ten percent (10%), the Performance Standards shall not apply. Insight Data for Performance Standards will be collected by Prodigy the first Monday on or after the fifth (5th) calendar day of each month. Prodigy will provide McLeodUSA access to IP Insight metrics via means defined in the existing agreement Prodigy has with Visual Networks. McLeodUSA and Prodigy agree to jointly meet with the company responsible for IP Insight testing within sixty
(60) days after execution of the definitive agreement. If any benchmark or other measurement device as specified in this Agreement is discontinued either by the provider or by contract termination, the Parties shall mutually agree upon a replacement metric or system.

24.1.1  Definitions.  For purposes of this Section the following definitions
------  ------------
apply:

(a) "24 hours," means the full 24 hours of local time for the Prodigy's End
User.

(b) "Active Test," means network latency measures (pings) provided by Visual Networks, Inc. measured from the McLeodUSA NASs to an interface router at a point in Prodigy's network data center in Yorktown Heights and the routers at the active peering points in McLeodUSA's network.

(c) "Average," means averages for individual access numbers that are calculated using all samples collected by the reporting tools for a specific access number during that month.

(d) "Call Failure Rate," means a combination of the busy and ring-no-answer categories provided by the IPInsight client and management reporting tools.

(e) "CSV File," means a common separated variable file.

(f) "Evening hours," means from 6pm to 12am local time for the Prodigy End User.

(g) "Inverse Benchmark," means a product of Visual Networks, Inc. that is a monthly comparison of the performance of ISPs and wholesale access vendors.

(h) "IPInsight," means a product of Visual Networks, Inc., that is a part of Prodigy's access kit. IPInsight collects information about End User PC configuration, connectivity and throughput, and forwards that information to Prodigy. IP Insight collects information about call failures and latency that is used in the Performance Standards.

(i) "Latency," means circuit latency measured by pings performed from McLeodUSA Network Points to specified targets in the McLeodUSA network. McLeodUSA and Prodigy will mutually agree upon all targets. The starting set will be based upon the POPs used in the monthly Visual Networks Inverse Benchmark test, or at significant peering points in the McLeodUSA backbone network.

(j) "NAS," means network access server.

(k) "NOC," means network operation center.

(l) "PETS," means the Prodigy Event Tracking System.

(m) "Scheduled Maintenance," means the time period during which all scheduled maintenance shall occur and shall be between 2 am and 5 am local time (where the NAS is located). McLeodUSA will notify Prodigy's data NOC of regularly scheduled outages which directly effect Prodigy Internet customers ability to login (authenticate) to a POP or the ability to navigate `the Internet' not less than five (5) days in advance unless extenuating circumstances arise which require McLeodUSA to take the necessary and prudent steps to maintain the integrity of the dial-access and transport network on which Prodigy traffic is carried.

24.2  Performance Standards Credits.
----  ------------------------------

(a)  Service Level Agreement Credits for Individual POP `24-hours' Call Failure
     --------------------------------------------------------------------------
Rate:  (1) A minimum of eight thousand (8000) call records must be received for
-----
each access number; (2) The application of service level credits are tied to Prodigy's four-month rolling monthly forecast accuracy by Dial Access Number. To the extent that Prodigy exceeds the Dial Access Number forecast by more than ten percent (10%), the service level credits shall not apply for that number; (3) A maximum of ten percent (10%) 24-hour Call Failure Rate is considered allowable;
(4) Credits are assessed per access number for all calls in any access city and are expressed as a percentage above of the 24-hour allowable Call Failure Rate;
(5) Performance credits for service may only be applied during the month that the Performance credits are earned; (6) Prodigy must request Performance credits within thirty (30) days of the end of the monthly measurement period.

                              Credit Rate Table I

           1) Minimum of eight thousand (8,000) calls for the month

            2) Ten percent (10%) or greater Total Call Failure Rate

           3) Credit Rate = % of Monthly Invoice For the Failed City

            4) # of access numbers (in sample range) X Credit Rate

    5) At least thirty percent (30%) of the Subscribers using a particular access number have IP Insight client loaded in their software.

    # of Sample Ranges               Credit Rate
    ------------------               -----------
     8,000 to 43,999 -                    .11%
     44,000 to 79,999 -                   .33%
     80,000 to 115,999 -                  .55%
     116,000 to 151,999 -                 .77%
     152,000 to 187,999 -                 .99%
     188,000 to 223,999 -                1.11%
     224,000 to 259,999 -                1.33%
     260,000 + -                         1.55%

(b) Service Level Agreement Credits for Individual POP `Evening Hours (6pm -
    ------------------------------------------------------------------------
12am)' Call Failure Rate.  (1) A minimum of two thousand (2000) call records
-------------------------
must be received for each access number; (2) The application of service level credits are tied to Prodigy's four (4) month rolling monthly forecast accuracy by Dial Access Number. To the extent that Prodigy exceeds the forecast by more than ten percent (10%), the service level credits shall not apply for that number; (3) A maximum of thirteen percent (13%) Evening Hour Call Failure Rate is considered allowable; (4) Credits are assessed per access number for all calls in any access city and are expressed as a percentage above the allowable Evening Hour Call Failure Rate; (5) Performance credits for service may only be applied during the month that the Performance credits are earned; (6) Prodigy must request Performance credits within thirty (30) days of the end of the monthly measurement period. Calls in any access city and are expressed as a percentage above the allowable Evening Hour Call Failure Rate.

                              Credit Rate Table II

            1) Minimum of two thousand (2,000) calls for the month

         2) Thirteen percent (13%) or greater Total Call Failure Rate

           3) Credit Rate = % of Monthly Invoice For the Failed City

            4) # of access numbers (in sample range) X Credit Rate

    5) At least thirty percent (30%) of the Subscribers using a particular access number have IP Insight client loaded in their software.

    # of Sample Ranges              Credit Rate
    ------------------              -----------
     2,000 to 10,999 -                  .11%
    11,000 to 19,999 -                  .33%
    20,000 to 28,999 -                  .55%
    29,000 to 37,999 -                  .77%
    38,000 to 46,999 -                  .99%
    47,000 to 55,999 -                 1.11%
    56,000 to 64,999 -                 1.33%
    65,000 + -                         1.55%

(c) Additional Performance Standard notification and request responsibilities:
(1) Within seven (7) days of PETS confirmation of a McLeodUSA material infrastructure problem affecting Prodigy, McLeodUSA will provide Prodigy in writing, a relief date, outlining all dependencies involved (if any) for providing relief. (2) McLeodUSA agrees to provide Prodigy a monthly copy of McLeodUSA's Visual Network Benchmark report and CSV File, (as permitted under the terms of the McLeodUSA agreement with Visual Networks) and disclose to Prodigy all access numbers used for the Visual Network Bench Mark test. (3) Prodigy will notify McLeodUSA, in a commercially reasonable time frame, of any authentication, RADIUS or other BackOffice system failures that may compromise the McLeodUSA authentication network. (4) If any benchmark or other measurement device as specified in this agreement is discontinued either by the provider or by contract termination, the parties shall mutually agree upon a replacement metric or system. (5) If any benchmark or other measurement device as specified in this agreement is discontinued either by the provider or by contract termination, the parties shall mutually agree upon a replacement metric or system (6) In the event the McLeodUSA network performance values for; Call Failure Rate (CFR) for 24 hour or Evening Hours exceed the allowable performance levels for an immediately succeeding two consecutive months, Prodigy upon request and at its election, is entitled to performance credits from McLeodUSA in the amount equal to appropriate Credit Rate from Credit Rate Table I or Credit Rate Table II, of the invoiced amount per access number for those access numbers exceeding the stated performance standard. All credits are applied within two invoice periods. (7) In the event that McLeodUSA's network performance, as measured against monthly Inverse Benchmark data, is below the following reported industry average(s) for the number of months indicated below in any of the following categories Prodigy, at its election, will be entitled to credits from McLeodUSA as follows:


-----------------------------------------------------------------------------------------------------------
     Category                       Prodigy Does Not Exceed          # of Consecutive     Monthly Invoice
                                    10% of the Forecast for               Months            Credit For
                                         Failed Cities?                                     Each Month
-----------------------------------------------------------------------------------------------------------
24 Hour Call Failure Rate                     Yes                             2                  2%
-----------------------------------------------------------------------------------------------------------
Evening-Hour Call Failure Rate                Yes                             2                  2%
-----------------------------------------------------------------------------------------------------------
Modem Connect                                 N/A                             3                 .5%
-----------------------------------------------------------------------------------------------------------
Average Download Time                         N/A                             3                 .5%
-----------------------------------------------------------------------------------------------------------
Average Web Throughput                        N/A                             3                 .5%
-----------------------------------------------------------------------------------------------------------
Business-Hour Call Failure Rate               Yes                             2                 .5%
-----------------------------------------------------------------------------------------------------------

Notwithstanding the above, the maximum total credit under this Section 24.2(c) for any given month shall not exceed two percent (2%). In the event a credit applies, it applies for each consecutive month and each month thereafter until McLeodUSA meets or surpasses the applicable industry average category for two consecutive months.

24.3  McLeodUSA - Other Responsibilities.    McLeodUSA will:
----  -----------------------------------

(a) provide Prodigy with a number for Prodigy's operations group or customer service group to contact McLeodUSA help desk support, which shall be available twenty-four (24) hours a day, seven (7) days a week, and staffed adequately to answer the phone for all Services inquiries within sixty (60) seconds;

(b) use Prodigy's PETS trouble ticketing system in McLeodUSA efforts to resolve Services Inquiries;

(c) provide Prodigy with a monthly report detailing the status of network upgrades and expansions within ten days of the end of the immediately preceding month;

(d) maintain the components, programs, equipment and materials McLeodUSA provides under this Agreement;

(e) provide Prodigy with read only terminal access to McLeodUSA network management system so Prodigy can verify operational status of all network modems and components;

(f) by November 30, 2001, provide Prodigy: (1) Enhanced Prodigy NOC to McLeodUSA NOC communications by providing immediate detection alerts of the following: (i) Failure of backbone circuits, (ii) POP failure, (iii) Dial Node Failure, and

(iv) Peering Point Failure; and (2) within thirty (30) days of completion of the "real time" alert communication tools above, McLeodUSA will provide Prodigy a linked tool that will communicate to Prodigy an accurate list of NPA/NXX's affected by the major failures listed above;

(g) provide Prodigy statistical utilization metrics for McLeodUSA dial access network that is directly associated with providing dial access to Prodigy users. These metrics include: (1) modem ports available to Prodigy End Users; (2) modem ports utilized by Prodigy End Users; and (3) length of time each port is utilized;

(h) provide Prodigy with Time Delay statistical data by September 1, 2001.

(i) provide Prodigy with a hard copy map of McLeod's POPs and supporting infrastructure on a quarterly basis.

(j) participate in formal quarterly meetings, at mutually agreeable dates, times and locations to discuss the "state of the business" (e.g., performance and build out), submit proposed agenda items one (1) week prior to the meeting.

(k) provide Prodigy by October 30, 2001 exclusive dedicated dial access numbers for all POPs listed on Schedule 25.1 or as the Schedule is amended from time to time;

(l) within 7 days of PETS confirmation of a McLeodUSA material infrastructure problem affecting Prodigy, provide Prodigy in writing, a relief date, outlining all dependencies involved (if any) for providing relief;

(m) provide Prodigy a monthly copy of their Visual Network Benchmark report and CSV File, (as permitted under the terms of McLeodUSA's agreement with Visual Networks) and disclose to Prodigy all access numbers used for the Visual Network Bench Mark test. If the information is not available under McLeodUSA's agreement with Visual Networks, McLeodUSA agrees to negotiate with Visual Networks to obtain access for Prodigy;

(n) make commercially reasonable efforts to notify Prodigy of unscheduled outages in any portion of the dial network that directly affects Prodigy Internet customer's ability to login (authenticate) to a POP or the ability to navigate the Internet;

(o) continue to provide Prodigy a current escalation list, process document and timing commitments for restoration of unscheduled outage situations on a timely basis and depending on the assigned severity level of an outage, the appropriate level of McLeodUSA operational management personnel will engage with the appropriate level of Prodigy management on current impact and resolution of the unplanned outage(s);

(p) make commercially reasonable efforts to repair unscheduled outages as soon as possible to minimize the impact on the Prodigy Internet customers. Based on the escalation process (referenced above), McLeodUSA will keep Prodigy informed as to the current status of the unscheduled outage at set intervals;

(q) notify Prodigy's data NOC of regularly scheduled outages which directly effect Prodigy Internet customers ability to login (authenticate) to a POP or the ability to navigate `the Internet' not less than five (5) days in advance. All Scheduled Maintenance will be performed within the daily rolling time zone maintenance window (between 2 am and 5 am local time) unless extenuating circumstances arise which require McLeodUSA to take the necessary and prudent steps to maintain the integrity of the dial-access and transport network on which Prodigy traffic is carried;

(r) As a part of the escalation process and notification for Prodigy, McLeodUSA will provide 24 x 7 access for two (2) Prodigy employees to the McLeodUSA Data NOC. McLeodUSA will provide two (2) fully equipped computer workstations complete with access to the Internet, PETS, and voice communications capability and training in McLeodUSA NOC procedures for four (4) employees per year free of charge. McLeodUSA operations staff and Prodigy operations staff will jointly establish policies, standards and interface agreements to guide the interaction of Prodigy personnel with McLeodUSA NOC personnel. This interface arrangement will include specific guidelines governing the support and response time Prodigy should expect to receive from McLeodUSA NOC operations. Each Prodigy representative shall be subject to strict confidentiality and shall not disclose any information, data, conversations or observations related to any McLeodUSA customers, practices, policies, procedures, network topology or ongoing restoration efforts. Each Prodigy representative will execute any applicable confidentiality agreement requested by McLeodUSA with respect to the obligation of confidentiality; and

(s) McLeodUSA and Prodigy agree to disclose their respective Visual Network Benchmark access number list two days prior to the start of the monthly test period.

24.4 Prodigy - Other Responsibilities.    Prodigy will:  (a) notify McLeodUSA,
---- ---------------------------------
in a commercially reasonable time frame, of any authentication, RADIUS or other BackOffice system failures that may compromise the McLeodUSA authentication network; (b) participate in formal quarterly meetings, at mutually agreeable dates, times and locations to discuss the "state of the business" (e.g., performance and build out), submit proposed agenda items one (1) week prior to the meeting; and (c) be responsible for supporting its End Users directly through its help desk. Prodigy's operations group or customer service group will contact the McLeodUSA help desk in regard to any reported problems with the Service being provided by McLeodUSA.

25.  Charges.
---  --------

25.1.  Monthly Usage Charges.
-----  ----------------------

(a) With respect to monthly recurring usage, Prodigy agrees to pay McLeodUSA based on: (1) the greater of the total minimum monthly charge ($3.5M or as it is amended from time to time), or (2) the total number of monthly connect hours of your End Users using the Service times the applicable rate per hour per city as identified on attached Schedule 25.1; and (3) a fixed monthly network access fee of $1M. Regardless of any other provision in this Agreement, the total charges that Prodigy pays to McLeodUSA per month will not be less than $4.5M (or as it is amended from time to time). Prodigy may purchase Services from McLeodUSA for cities not identified on Schedule 25.1 for those cities and at the rates shown on Schedule 25.2 and such purchase(s) will be included in determining whether Prodigy has satisfied its minimum commitment under this Section.

(b) When a decision has been mutually agreed to in writing that a city (POP or group of POPs) is to be eliminated or added to the list of POPs on Schedule 25.1 and Schedule 25.2 or any other POPs used by McLeodUSA as of the Effective Date, the Parties agree that the minimum commitment as outlined in Schedule 25.1, and the $4.5M monthly payment as stated in this Section will be modified by the amount of the monthly minimum commitment times the then current hourly rate for that city (POP or group of POPs).

(c) For purposes of determining connect hours, the sequence of a call is as follows: dial port goes off hook, modem synchronization, protocol management, call routed, Prodigy authentication, session live while user performing tasks, user initiates end of session or the session otherwise ends, eventually resulting in modem off-line and session termination (carrier dropped). McLeodUSA will aggregate the total time of all calls, rounded up by city to the nearest hour. The length of each individual call will be calculated from the time the port goes off hook to session end (modem off-line), rounded up to the nearest second.

(d) In the event that the connect hours for any city (or POP or group of POPs) in any month is less than the minimum monthly hours traffic commitment as defined in Schedule 25.1, or the connect hours are within five thousand (5,000) hours greater than the minimum monthly hours traffic commitment, McLeodUSA shall notify Prodigy within five (5) business days prior to the end of any month of that fact.

(e) All pricing for dial access covers speeds up to v.92 capability. All pricing of higher speed Services is subject to negotiation and agreement between the parties.

25.2.  Reduction in Charges.    McLeodUSA represents that it will throughout the
-----  ---------------------
term of this Agreement vigorously pursue reductions in the per city charges identified on Schedule 25.1 as a result of anticipated cost savings by McLeodUSA. To the extent that McLeodUSA realizes incremental cost savings (defined as those that may accrue as a result of McLeodUSA becoming a CLEC, installation of new equipment, removal of PRIs, installation of IMT trunks, etc.) during the term of this Agreement, McLeodUSA will extend fifty percent (50%) of the cost savings to Prodigy in the form of reduced per city charges on the beginning of the seventh month following the reduction in costs to McLeodUSA. McLeodUSA further agrees to provide Prodigy this costing information every six months for planning purposes with the first report due on January 1, 2002 and then by specific POP as cost reductions are realized. McLeodUSA may reduce any per city rate at any time to remain competitive with the prices of other network providers. So long as Prodigy meets the minimum traffic commitment of Section 25.1 or pays the minimum monthly charge, Prodigy shall be free to use other network providers for any location that Prodigy provides its service and/or in any city identified on Schedules 25.1 and 25.2 as may be amended from time to time.

26.  Forecasts.    (a) Prodigy shall provide McLeodUSA with a rolling four month
     ----------
forecast by the fifth (5th) of each month on access numbers that McLeodUSA provides complete RADIUS information including DNIS information where provided to McLeodUSA. The forecast will provide, to the extent it deviates from the prior forecast: (1) Hours of traffic expected for each Prodigy dial access number; (2) Forecasted time of peak busy hour per day per access number; (3) Distribution of traffic by hour of day across all sites; and (4) Average session length across all sites.

(b) McLeodUSA shall use this information to perform capacity planning for the services provided under this Agreement. Prodigy understands and agrees that McLeodUSA will utilize the forecast information to increase or decrease the dial access capacity in each city where Prodigy forecasts hourly usage. Further, Prodigy understands and agrees that Prodigy must maintain at least the minimum hourly traffic level per city specified in Schedule 25.1. If the actual usage level in any city is below the minimum, Prodigy shall be subject to the specified minimum charges per city as provided in Section 25. The parties further acknowledge and agree that McLeodUSA may make network related financial commitments based upon Prodigy's forecasts, e.g. purchasing additional circuits. If the usage is not within ten percent (10%) of Prodigy's forecast within two (2) months of McLeodUSA adding the additional capacity, McLeodUSA retains the right to modify the city traffic minimum requirement. This per city minimum is subject to negotiation and revision between the Parties.

27.  Changes and Default.
---  --------------------

27.1 Undesirable Conditions.  (a) If any of the following undesirable events
---- -----------------------
occurs for two consecutive months or four months out of a twelve-month period, Prodigy may terminate this Agreement upon forty-five (45) days written notice ("Notice of Termination"): (1) Overall 24-Hour Call Failure Rate of all access numbers is greater than fifteen percent (15%); (2) Overall Evening Hour Call Failure Rate of all access numbers is greater than twenty (20%); (3) Overall 24-Hour Latency of all access numbers is greater than five hundred (500) milliseconds; (4) Overall Evening Hour Latency of all access numbers is greater than seven hundred (700) milliseconds.

(b) If Prodigy desires to terminate this Agreement because of any of the foregoing undesirable conditions, it must give McLeodUSA a Notice of Termination within thirty (30) days of receiving the monthly report that gives rise to your right of termination. If Prodigy does not exercise its right of termination within such thirty (30) day period and in the next month the applicable undesirable condition no longer exists, then Prodigy waives any right of termination for the applicable time period and this Agreement shall remain in full force and effect.

(c) Upon Notice of Termination, McLeodUSA shall provide reasonable transition assistance to you, for a period of up to six months, and no termination adjustment charge or service level credits shall apply, nor shall charges specified in Section 25.1(a) apply after the effective date of termination. Upon termination of the Agreement and after all outstanding amounts owed to McLeodUSA are paid by Prodigy, McLeodUSA will have ninety (90) days in which to pay Prodigy any and all credits owed to Prodigy.

27.2.  System Wide Failure.  If fifty (50%) of the POP sites are failing to
-----  --------------------
provide access or Services for forty-eight (48) consecutive hours, then Prodigy has the right to enter the McLeodUSA premises to assist McLeodUSA in operating its network assets and direction of its employees, as is necessary to cure such failure. McLeodUSA shall reimburse Prodigy for any reasonable expense Prodigy incurs in doing so. McLeodUSA will cooperate with Prodigy's efforts in restoring service to the network. Prodigy shall also have the right to terminate in accordance with the termination provisions of Section 27.1. Upon termination of the Agreement and after all outstanding amounts owed to McLeodUSA are paid by Prodigy, McLeodUSA will have ninety (90) days in which to pay Prodigy any and all credits owed to Prodigy.

27.3.  Financial Related Defaults.  (a) Event of Default.  The occurrence of
-----  ---------------------------      -----------------
any of the following events shall constitute an Event of Default: (1) The failure of McLeodUSA to perform any of its obligations and covenants under
Section 14; (2) If

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

Prodigy, in good faith, after reviewing any document or report required to be delivered under Section 14, believes that there has been a material and adverse change in business operations and conditions of McLeodUSA, financial or otherwise, which in Prodigy's reasonable opinion will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of us or Prodigy; (3) If McLeodUSA is acquired, merges with or sells all of its assets to AT&T, MCI WorldCom, AOL/Time Warner, Earthlink, Sprint or Microsoft, or any of the affiliates or successors of these entities; or (4) If McLeodUSA violates any of the Agreement's confidentiality provisions where McLeodUSA has used Prodigy's customer use patterns to compete or to assist others to compete against Prodigy.

(b) Remedies.  Upon the occurrence of an Event of Default in this Section,
    ---------
Prodigy shall have the right to terminate this Agreement upon ninety (90) days written notice. Upon termination of the Agreement and after all outstanding amounts owed to McLeodUSA are paid by Prodigy, McLeodUSA will have ninety (90) days in which to pay Prodigy any and all credits owed to Prodigy.

27.4.  Default (other than for Sections 27.1, 27.2 or 27.3).  (a) In the event
-----  -----------------------------------------------------
that either Party materially defaults in the performance of any of its duties or obligations under this Agreement (other than Prodigy's failure to make timely payments due to McLeodUSA) and does not substantially cure such default within sixty (60) days after being given written notice specifying the default, then the party not in default may, by giving written notice to the defaulting party, terminate this Agreement ("Termination for Cause").

(b) In the event Prodigy does not make any payment of the non-disputed charges due to McLeodUSA by the invoice date, McLeodUSA may terminate this Agreement upon forty-five (45) days written notice of such default, provided that McLeodUSA does not receive payment in full for such overdue payment within the 45-day time period. In the event that Prodigy does not make any other payment due to McLeodUSA within thirty (30) days of the invoice date, and such failure is not remedied within sixty (60) days after written notice of nonpayment ("Cure Period") then McLeodUSA may terminate this Agreement upon the expiration of the Cure Period.

(c) In the event that Prodigy is in default (for reasons other than failure to make timely payments due to McLeodUSA) and McLeodUSA elects to terminate this Agreement, Prodigy may request an extension of this Agreement of up to six (6) months as a transition period, provided that McLeodUSA, in its discretion, agrees to provide such an extension.

(d) In the event that Prodigy terminates this Agreement because McLeodUSA is in material default, then McLeodUSA will provide reasonable transition assistance to Prodigy, for a period of up to six (6) months. Upon termination of the Agreement and after all outstanding amounts owed to McLeodUSA are paid by Prodigy, McLeodUSA will have ninety (90) days in which to pay Prodigy any and all credits owed to Prodigy.

28.  Other Terms.    (a) Prodigy is not allowed to test or repair the McLeodUSA
---  ------------
dial network, except as provided in Section 27.2, and except to send Prodigy's own sample pings similar to that described in Section 27.3.

(b) The Parties agree to seek to bids for the OC-N connections to Yorktown Heights as soon as is commercially reasonable and at a price that is mutually acceptable. The Parties agree to equally share the cost of such OC-N facilities. Until such bid is accepted by the Parties, the terms of the May 3, 2000 letter agreement for such facilities will govern.

29.  Auditing Procedures    (a) McLeodUSA shall maintain true and accurate
---  -------------------
accounting records, in accordance with sound accounting practices, to support the dial connect charges payable by Prodigy. McLeodUSA shall, upon thirty (30) days' prior written request, during normal business hours, but not more frequently than once each calendar quarter, provide access to its records, associated only with the provision of the Service for the immediately preceding one-year period, to an independent accounting firm or Prodigy internal auditors chosen and compensated by Prodigy for the purposes of auditing the accuracy of the calculation of the dial connect charges. The accounting firm or internal auditors selected shall: be required to sign an agreement with protecting confidential information, perform such audit on our premises, and such other locations reasonably necessary to conduct a proper audit, comply with security procedures, and be authorized by McLeodUSA to report only the results of such audit and provide McLeodUSA with a copy of the report.

(b) In the event that the audit shows that Prodigy owes money to McLeodUSA, McLeodUSA will invoice Prodigy for such amount within the next two monthly billing cycles.

(c) In the event that the audit shows a credit due to Prodigy, McLeodUSA will process such credit including the cost of the audit (but such costs shall not exceed the credit), excluding travel and per diem charges, plus interest at the prime rate on the entire amount until paid in full within the next two monthly billing cycles, provided that McLeodUSA does not disagree with the audit report. If McLeodUSA disagrees with the audit report, it may select an independent accounting firm, compensated by it, to perform an audit on the same information provided to the firm selected by Prodigy. McLeodUSA shall provide Prodigy a copy of the report. In the even that the audit reports disagree on the credit due to Prodigy, the Parties will resolve the dispute in accordance with Section 31.

30.  Preferred Provider.    (a) McLeodUSA shall be Prodigy's preferred provider
---  -------------------
of dial network access Services except for Prodigy's Agreements with SBC and pre-existing agreements with other providers. Prodigy shall be free to make agreements with third parties for Services subject to Prodigy's obligations to comply with the terms of this Agreement, provided Prodigy shall not seek or accept any bids for dial network access Services to replace McLeodUSA Services in their totality (except for replacement of Services by services provided by SBC). However, Prodigy is free to seek or accept bids for Services for those cities (or POPs or groups of POPs) that have been eliminated as result of an agreement between the Parties.

(b) Prodigy shall not offer other services that would result in a material increase in costs to McLeodUSA, unless the Parties agree on the amount of increased revenues which will bear a reasonable relationship to such increase in our costs; provided that, if the Parties cannot agree on the amount of such increased revenues, the McLeodUSA shall have no obligation to provide our Services required for such other services.

31.  Alternative Dispute Resolution.    In the event of any dispute or
---  -------------------------------
controversy arising out of or relating to this Agreement, the Parties agree to exercise their reasonable efforts to resolve the dispute as soon as possible. The Parties shall without delay continue to perform their respective obligations under this Agreement, which are not affected by the dispute. To invoke the dispute resolution process set forth in this paragraph, the invoking party shall give to the other party written notice of its decision to do so, including a description of the issues subject to the dispute and a proposed resolution.

(b) Designated representatives of both Parties shall attempt to resolve the dispute within five (5) working days after such notice. If those designated representatives cannot resolve the dispute, the Parties shall meet at Prodigy's principal place of business or other location as jointly agreed by the Parties and describe the dispute and their respective proposals for resolution to the Chief Executive Officers of McLeodUSA and Prodigy, who shall act in good faith to resolve the dispute. If the dispute is not resolved within ten (10) calendar days after such a meeting, the Parties may pursue any remedy available at law or equity.

(c) Notwithstanding the above, the parties may seek injunctive relief or other equitable remedies when irreparable injury will occur and no adequate remedy at law exists.

32.  Publicity.    Each Party will (a) consult with the other party before
---  ----------
issuing any public statement with respect to this Agreement, and (b) give the other Party a reasonable opportunity to review and comment upon any such proposed public statement and receive written consent before it is released.

33.  Amendment.    No provision of this Agreement may be modified, waived or
---  ----------
discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Parties.

34.  Counterparts.    This Agreement may be executed in two or more
---  -------------
counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one.

35.  Entire Agreement.    This Agreement, including any Schedules, Exhibits A, B
---  -----------------
and C, which is incorporated by reference, constitutes the entire agreement and understanding between the parties. Any amendments to this Agreement must be in writing and executed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date indicated below.

PRODIGY COMMUNICATIONS                  MCLEODUSAUSA
LIMITED PARTNERSHIP                     INFORMATION SERVICES, INC.


By:  /s/ Paul Roth                      By:/s/ Roy A. Wilkens
     -------------                         ------------------

Name:  Paul Roth                        Name:  Roy A. Wilkens

Title: President & CEO                  Title: CEO Networks

Date:  August 1, 2001                   Date:  August 1, 2001

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